Exhibit 99.1

Contact:	Kevin Lycklama or David Lam Riverview Bancorp, Inc. 360-693-6650

Riverview Bancorp Reports Earnings of $4.1 Million in Third Quarter of Fiscal Year 2020,
Highlighted by Strong Deposit Growth and Excellent Asset Quality

Vancouver, WA – January 23, 2020 - Riverview Bancorp, Inc. (Nasdaq GSM: RVSB) (“Riverview” or the “Company”) today reported earnings of $4.1 million, or $0.18 per diluted share for the third fiscal quarter ended December 31, 2019, compared to $4.5 million, or $0.20 per diluted share, in the preceding quarter, and $4.4 million, or $0.19 per diluted share, in the third fiscal quarter a year ago. For the first nine months of fiscal 2020, earnings were $12.9 million, or $0.57 per diluted share, compared to $13.1 million, or $0.58 per diluted share, in the first nine months of fiscal 2019.
“We continue to build our momentum, delivering strong financial results for the quarter,” said Kevin Lycklama, president and chief executive officer. “Our reputation for excellent customer service, established by our team of dedicated bankers, continues to drive growth and our ability to attract new clients. We recently announced plans for three new locations in Clark County, Washington, which will be a terrific complement to our existing branch network. In addition to the fall opening of our new location in Ridgefield, we have two new branches  opening this summer in downtown Camas and in the Cascade Park neighborhood of Vancouver.

Third Quarter Highlights (at or for the period ended December 31, 2019)

•	Net income was $4.1 million, or $0.18 per diluted share.
•	Net interest margin (NIM) remained healthy at 4.23% for the quarter.
•	Return on average assets was 1.40% and return on average equity was 11.24% for the third quarter.
•	Total deposits increased $8.2 million during the quarter to $990.5 million.
•	Total loans increased $5.2 million during the quarter to $886.5 million.
•	Asset quality remains strong, with non-performing assets at 0.13% of total assets.
•	Total risk-based capital ratio was 17.66% and Tier 1 leverage ratio was 12.05%.
•	Increased its quarterly cash dividend to $0.05 per share, generating a current dividend yield of 2.66% based on the share price at close of market on January 14, 2020.
Income Statement
“We continue to strengthen our franchise, while remaining focused on containing operating expenses and maintaining high credit quality standards,” said Lycklama. Riverview’s return on average assets remained strong at 1.40% in the third quarter of fiscal year 2020 compared to 1.53% in the third quarter of fiscal 2019. Return on average equity and average tangible equity (non-GAAP) remained healthy at 11.24% and 13.89%, respectively, compared to 13.90% and 17.91% for the third fiscal quarter a year ago.
Total net revenues were $14.7 million during the quarter compared to $14.9 million in the prior quarter and $14.5 million in the year ago quarter. Year-to-date, total net revenues increased to $44.1 million from $43.6 million in the same period a year ago.

RVSB Reports Third Quarter Fiscal 2020 Results
January 23, 2020

Net interest income for the quarter was $11.5 million compared to $11.7 million in both the preceding quarter and the third fiscal quarter a year ago. In the first nine months of fiscal 2020, net interest income was $34.7 million compared to $35.2 million in the first nine months of fiscal 2019. The decrease in net interest income for the nine months ended December 31, 2019 was primarily attributable to an increase in funding costs compared to the same prior year period in addition to $585,000 of non-accrual interest from a prior charged off loan that was collected during the nine months ended December 31, 2018.
Riverview’s third fiscal quarter NIM was 4.23% compared to 4.36% in the prior quarter and 4.41% in the third fiscal quarter a year ago. The accretion on purchased loans totaled $219,000 during the current quarter compared to $78,000 during the preceding quarter and $172,000 in the same period a year ago, resulting in an eight basis point increase in the NIM for the current period compared to a two basis point increase for the preceding quarter and a seven basis point increase for the same period a year ago. Net fees on loan prepayments were $211,000 for the third fiscal quarter of 2020, which added eight basis points to the NIM compared to $112,000 adding four basis point to the NIM in the preceding quarter, and $15,000 adding one basis point to the NIM in the third fiscal quarter a year ago. In the first nine months of fiscal 2020, Riverview’s NIM was 4.31% compared to 4.42% in the same period a year earlier. Net fees on loan prepayments were $355,000 for the nine-month period ended December 31, 2019, which added four basis points to the NIM compared to $297,000 adding three basis points to the NIM in the same nine-month period a year ago.
“Net interest margin remains healthy despite funding costs increasing by ten basis points during the quarter as a result of increased rates on certain deposit products to remain competitive in our market,” said David Lam, executive vice president and chief financial officer. “We anticipate that the three recent decreases in the fed funds rate along with the heightened competition in our market will continue to put pressure on our loan and deposit pricing, as well as the rest of the banking industry.”
Non-interest income was $3.2 million in the both the third and second fiscal quarters compared to $2.7 million in the third fiscal quarter a year ago. In the first nine months of fiscal 2020, non-interest income increased 12.2% to $9.5 million compared to $8.4 million in the same period a year ago. The improvement in non-interest income was primarily driven by service charges and asset management fees.
Asset management fees increased 21.5% compared to the same quarter a year ago. Asset management fees were $1.1 million during the third fiscal quarter compared to $935,000 in the third fiscal quarter a year ago. In the first nine months of fiscal 2020, asset management fees increased 20.1% to $3.4 million compared to $2.8 million in the first nine months of fiscal 2019. Riverview Trust Company’s assets under management increased substantially to $1.2 billion at December 31, 2019 compared to $690.5 million three months earlier, due primarily to a single large client added during the quarter.
In the third quarter of fiscal 2020, non-interest expense increased to $9.2 million compared to $9.0 million in the preceding quarter. Year-to-date, non-interest expense was $27.4 million compared to $26.7 million in the first nine months of fiscal 2019. The increase is attributable to strategic growth initiatives that included investments in our digital product offerings, as well as the addition of several key hires during the current fiscal year. Additionally, the preceding quarter included an $81,000 gain on the disposal of an asset that was recorded in other non-interest expense and decreased overall expense in the second quarter of fiscal 2020. The efficiency ratio was 63.10% for the third fiscal quarter compared to 60.47% in the preceding quarter and 60.87% in the third fiscal quarter a year ago.
For the third fiscal quarter of 2020, income tax expense totaled $1.3 million, for an effective tax rate of 23.7% compared to 23.0% in the second fiscal quarter of 2020 and 22.5% in the third fiscal quarter of 2019.

RVSB Reports Third Quarter Fiscal 2020 Results
January 23, 2020

Balance Sheet Review
Total deposits increased $8.2 million during the quarter to $990.5 million compared to $982.3 million three months earlier, and increased $46.9 million compared to $943.6 million a year earlier. Deposit costs increased to 0.38% during the third quarter compared to 0.28% in the preceding quarter, reflecting Riverview’s efforts to remain competitive in its Northwest markets by increasing selective deposit rates.
“Deposit growth was strong compared to a year ago, which helped keep our FHLB borrowings at zero throughout the quarter,” said Lam. “As a result, our loan to deposit ratio is at 89.5% at December 31, 2019 compared to 92.1% a year ago.” A year ago outstanding FHLB advances were $34.5 million.
Riverview’s total loans increased $5.2 million during the quarter to $886.5 million compared to $881.3 million three months earlier and increased $17.9 million compared to $868.6 million a year ago. Total loans continue to be impacted by an elevated level of paydowns on existing loans, however, the loan pipeline remained healthy at $64.5 million at December 31, 2019 compared to $43.8 million at the end of the prior quarter. Undisbursed construction loans totaled $36.0 million at December 31, 2019 compared to $53.3 million three months earlier, with the majority of the undisbursed construction loans expected to fund over the next several quarters.
Shareholders’ equity increased to $145.8 million at December 31, 2019 compared to $143.1 million three months earlier and $128.1 million a year earlier. Tangible book value per share (non-GAAP) increased to $5.18 at December 31, 2019 compared to $5.06 at September 30, 2019 and $4.43 at December 31, 2018. Riverview paid a quarterly cash dividend of $0.05 per share on January 21, 2020 to shareholders of record on January 9, 2020.
Credit Quality
“Our asset quality remains excellent, with non-performing loans, non-performing assets and classified assets continuing to decrease compared to a year ago,” said Lycklama. “Additionally, we continue to have no real estate owned and minimal charge-offs.” As a result of the continued improvement in asset quality, Riverview recorded no provision for loan losses during the past five quarters. Non-performing loans totaled $1.5 million, or 0.17% of total loans, at December 31, 2019, which was unchanged compared to September 30, 2019. Non-performing loans totaled $1.6 million, or 0.19% of total loans at December 31, 2018.
Net loan charge offs were $3,000 during the third fiscal quarter of 2020 compared to $6,000 in the preceding quarter and $11,000 in the third fiscal quarter a year ago.
Classified assets decreased to $3.1 million at December 31, 2019 compared to $4.3 million at September 30, 2019 and $6.0 million at December 31, 2018. The classified asset to total capital ratio was 2.1% at December 31, 2019 compared to 3.0% three months earlier and 4.4% a year earlier.
At December 31, 2019, the allowance for loan losses totaled $11.4 million, which was unchanged compared to three months earlier. The allowance for loan losses represented 1.29% of total loans at December 31, 2019 compared to 1.30% three months earlier. Included in the carrying value of loans are net discounts on the MBank purchased loans, which may reduce the need for an allowance for loan losses on these loans because they are carried at an amount below the outstanding principal balance. The remaining net discount on these purchased loans was $1.1 million at December 31, 2019 compared to $1.3 million at September 30, 2019 and $1.7 million at December 31, 2018.

Capital
Riverview continues to maintain capital levels well in excess of the regulatory requirements to be categorized as “well capitalized” with a total risk-based capital ratio of 17.66% and a Tier 1 leverage ratio of 12.05% at December 31, 2019. Tangible common equity to average tangible assets ratio (non-GAAP) increased to 10.20% at December 31, 2019.

RVSB Reports Third Quarter Fiscal 2020 Results
January 23, 2020

Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures. We believe that certain non-GAAP financial measures provide investors with information useful in understanding the Company’s financial performance; however, readers of this report are urged to review these non-GAAP financial measures in conjunction with GAAP results as reported.
Financial measures that exclude intangible assets are non-GAAP measures. To provide investors with a broader understanding of capital adequacy, Riverview provides non-GAAP financial measures for tangible common equity, along with the GAAP measure. Tangible shareholders’ equity is calculated as shareholders’ equity less goodwill and other intangible assets. In addition, tangible assets are total assets less goodwill and other intangible assets. We calculate tangible book value per share by dividing tangible shareholders’ equity by the number of common shares outstanding. This non-GAAP financial measure has inherent limitations, is not required to be uniformly applied and is not audited. Further, the non-GAAP financial measure should not be considered in isolation or as a substitute for book value per share or total shareholders' equity determined in accordance with GAAP and may not be comparable to similarly titled measures reported by other companies. Reconciliations of the GAAP and non-GAAP financial measures are presented below.

(Dollars in thousands)	December 31, 2019	September 30, 2019	December 31, 2018	March 31, 2019

Shareholders' equity	$145,806	$143,119	$128,094	$133,122
Goodwill	27,076	27,076	27,076	27,076
Core deposit intangible, net	799	839	966	920

Tangible shareholders' equity	$117,931	$115,204	$100,052	$105,126

Total assets	$1,184,100	$1,173,019	$1,151,225	$1,156,921
Goodwill	27,076	27,076	27,076	27,076
Core deposit intangible, net	799	839	966	920

Tangible assets	$1,156,225	$1,145,104	$1,123,183	$1,128,925

About Riverview
Riverview Bancorp, Inc. (www.riverviewbank.com) is headquartered in Vancouver, Washington – just north of Portland, Oregon, on the I-5 corridor. With assets of $1.18 billion at December 31, 2019, it is the parent company of the 96-year-old Riverview Community Bank, as well as Riverview Trust Company. The Bank offers true community banking services, focusing on providing the highest quality service and financial products to commercial and retail clients through 18 branches, including 14 in the Portland-Vancouver area, and 3 lending centers. For the past 6 years, Riverview has been named Best Bank by the readers of The Vancouver Business Journal, and The Columbian.
“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to: the Company’s ability to raise common capital; the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in the Company’s allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets; changes in general economic conditions, either nationally or in the Company’s market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, the Company’s net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in the Company’s market areas; secondary market conditions for loans and the Company’s ability to sell loans in the secondary market; results of examinations of us by the Office of Comptroller of the Currency or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase the Company’s reserve for loan losses, write-down assets, change Riverview Community Bank’s regulatory capital position or affect the Company’s ability to borrow funds or maintain or increase deposits, which could adversely affect its

RVSB Reports Third Quarter Fiscal 2020 Results
January 23, 2020

liquidity and earnings; legislative or regulatory changes that adversely affect the Company’s business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules; the Company’s ability to attract and retain deposits; further increases in premiums for deposit insurance; the Company’s ability to control operating costs and expenses; the use of estimates in determining fair value of certain of the Company’s assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risks associated with the loans on the Company’s balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect the Company’s workforce and potential associated charges; computer systems on which the Company depends could fail or experience a security breach; the Company’s ability to retain key members of its senior management team; costs and effects of litigation, including settlements and judgments; the Company’s ability to successfully integrate any assets, liabilities, customers, systems, and management personnel it may in the future acquire into its operations and the Company’s ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; the Company’s ability to pay dividends on its common stock; and interest or principal payments on its junior subordinated debentures; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; other economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products and services and the other risks described from time to time in our filings with the SEC.
Such forward-looking statements may include projections. Any such projections were not prepared in accordance with published guidelines of the American Institute of Certified Public Accountants or the Securities Exchange Commission regarding projections and forecasts nor have such projections been audited, examined or otherwise reviewed by independent auditors of the Company. In addition, such projections are based upon many estimates and inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of management of the Company. Accordingly, actual results may be materially higher or lower than those projected. The inclusion of such projections herein should not be regarded as a representation by the Company that the projections will prove to be correct.
The Company cautions readers not to place undue reliance on any forward-looking statements. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2020 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company’s operating and stock price performance.

RVSB Reports Third Quarter Fiscal 2020 Results
January 23, 2020

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Balance Sheets
(In thousands, except share data) (Unaudited)	December 31, 2019	September 30, 2019	December 31, 2018	March 31, 2019
ASSETS

Cash (including interest-earning accounts of $48,781, $32,632,	$62,123	$48,888	$23,394	$22,950
$4,641 and $5,844)
Certificate of deposits held for investment	249	249	747	747
Loans held for sale	-	310	-	909
Investment securities:
Available for sale, at estimated fair value	155,757	163,682	182,280	178,226
Held to maturity, at amortized cost	29	31	36	35
Loans receivable (net of allowance for loan losses of $11,433,
$11,436, $11,502, and $11,457)	875,100	869,880	857,134	864,659
Prepaid expenses and other assets	8,330	8,136	4,021	4,596
Accrued interest receivable	3,729	3,827	3,789	3,919
Federal Home Loan Bank stock, at cost	1,380	1,380	2,735	3,644
Premises and equipment, net	16,021	15,490	14,940	15,458
Deferred income taxes, net	3,416	3,296	4,680	4,195
Mortgage servicing rights, net	215	247	325	296
Goodwill	27,076	27,076	27,076	27,076
Core deposit intangible, net	799	839	966	920
Bank owned life insurance	29,876	29,688	29,102	29,291

TOTAL ASSETS	$1,184,100	$1,173,019	$1,151,225	$1,156,921

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES:
Deposits	$990,464	$982,275	$943,578	$925,068
Accrued expenses and other liabilities	18,483	17,502	15,855	12,536
Advance payments by borrowers for taxes and insurance	329	1,117	192	631
Federal Home Loan Bank advances	-	-	34,543	56,586
Junior subordinated debentures	26,640	26,619	26,553	26,575
Capital lease obligations	2,378	2,387	2,410	2,403
Total liabilities	1,038,294	1,029,900	1,023,131	1,023,799

SHAREHOLDERS' EQUITY:
Serial preferred stock, $.01 par value; 250,000 authorized,
issued and outstanding, none	-	-	-	-
Common stock, $.01 par value; 50,000,000 authorized,
December 31, 2019 - 22,748,385 issued and outstanding;
September 30, 2019 - 22,748,385 issued and outstanding;	227	227	226	226
December 31, 2018 - 22,598,712 issued and outstanding;
March 31, 2019 – 22,607,712 issued and outstanding;
Additional paid-in capital	65,637	65,559	65,056	65,094
Retained earnings	80,103	77,112	67,126	70,428
Accumulated other comprehensive income (loss)	(161)	221	(4,314)	(2,626)
Total shareholders’ equity	145,806	143,119	128,094	133,122

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,184,100	$1,173,019	$1,151,225	$1,156,921

RVSB Reports Third Quarter Fiscal 2020 Results
January 23, 2020

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Income
	Three Months Ended			Nine Months Ended
(In thousands, except share data) (Unaudited)	Dec. 31, 2019	Sept. 30, 2019	Dec. 31, 2018	Dec. 31, 2019	Dec. 31, 2018
INTEREST INCOME:
Interest and fees on loans receivable	$11,699	$11,893	$11,182	$35,146	$33,261
Interest on investment securities - taxable	851	860	1,110	2,589	3,424
Interest on investment securities - nontaxable	27	36	37	100	110
Other interest and dividends	189	93	60	369	271
Total interest and dividend income	12,766	12,882	12,389	38,204	37,066

INTEREST EXPENSE:
Interest on deposits	942	660	240	1,953	759
Interest on borrowings	332	503	416	1,570	1,126
Total interest expense	1,274	1,163	656	3,523	1,885
Net interest income	11,492	11,719	11,733	34,681	35,181
Provision for loan losses	-	-	-	-	50

Net interest income after provision for, recapture of, loan losses	11,492	11,719	11,733	34,681	35,131

NON-INTEREST INCOME:
Fees and service charges	1,661	1,752	1,458	5,050	4,544
Asset management fees	1,136	1,090	935	3,369	2,804
Net gain on sale of loans held for sale	68	46	82	210	278
Bank owned life insurance	188	204	192	585	545
Other, net	110	77	62	254	267
Total non-interest income, net	3,163	3,169	2,729	9,468	8,438

NON-INTEREST EXPENSE:
Salaries and employee benefits	5,941	5,697	5,794	17,353	16,655
Occupancy and depreciation	1,461	1,277	1,306	4,058	4,016
Data processing	637	669	621	1,986	1,874
Amortization of core deposit intangible	40	41	45	121	137
Advertising and marketing	181	298	151	689	609
FDIC insurance premium	-	-	85	81	246
State and local taxes	126	174	125	495	475
Telecommunications	84	76	85	246	266
Professional fees	267	263	449	855	1,120
Other	511	508	142	1,561	1,339
Total non-interest expense	9,248	9,003	8,803	27,445	26,737

INCOME BEFORE INCOME TAXES	5,407	5,885	5,659	16,704	16,832
PROVISION FOR INCOME TAXES	1,279	1,351	1,271	3,850	3,773
NET INCOME	$4,128	$4,534	$4,388	$12,854	$13,059

Earnings per common share:
Basic	$0.18	$0.20	$0.19	$0.57	$0.58
Diluted	$0.18	$0.20	$0.19	$0.57	$0.58
Weighted average number of common shares outstanding:
Basic	22,665,712	22,643,103	22,598,712	22,642,883	22,582,956
Diluted	22,718,255	22,702,696	22,663,919	22,701,415	22,658,153

RVSB Reports Third Quarter Fiscal 2020 Results
January 23, 2020

(Dollars in thousands)	At or for the three months ended			At or for the nine months ended
	Dec. 31, 2019	Sept. 30, 2019	Dec. 31, 2018	Dec. 31, 2019	Dec. 31, 2018
AVERAGE BALANCES
Average interest–earning assets	$1,082,229	$1,069,209	$1,057,199	$1,072,584	$1,056,750
Average interest-bearing liabilities	726,294	708,846	707,618	721,345	716,890
Net average earning assets	355,935	360,363	349,581	351,239	339,860
Average loans	878,656	889,208	854,368	881,779	835,697
Average deposits	987,056	952,283	967,246	953,418	975,295
Average equity	146,090	142,195	125,252	141,644	122,298
Average tangible equity (non-GAAP)	118,192	114,256	97,182	113,706	94,182

ASSET QUALITY	Dec. 31, 2019	Sept. 30, 2019	Dec. 31, 2018

Non-performing loans	$1,517	$1,485	$1,612
Non-performing loans to total loans	0.17%	0.17%	0.19%
Real estate/repossessed assets owned	$-	$-	$-
Non-performing assets	$1,517	$1,485	$1,612
Non-performing assets to total assets	0.13%	0.13%	0.14%
Net loan charge-offs in the quarter	$3	$6	$11
Net charge-offs in the quarter/average net loans	0.00%	0.00%	0.01%

Allowance for loan losses	$11,433	$11,436	$11,502
Average interest-earning assets to average
interest-bearing liabilities	149.01%	150.84%	149.40%
Allowance for loan losses to
non-performing loans	753.66%	770.10%	713.52%
Allowance for loan losses to total loans	1.29%	1.30%	1.32%
Shareholders’ equity to assets	12.31%	12.20%	11.13%

CAPITAL RATIOS
Total capital (to risk weighted assets)	17.66%	17.27%	16.35%
Tier 1 capital (to risk weighted assets)	16.41%	16.02%	15.10%
Common equity tier 1 (to risk weighted assets)	16.41%	16.02%	15.10%
Tier 1 capital (to average tangible assets)	12.05%	11.79%	11.22%
Tangible common equity (to average tangible assets) (non-GAAP)	10.20%	10.06%	8.91%

DEPOSIT MIX	Dec. 31, 2019	Sept. 30, 2019	Dec. 31, 2018	March 31, 2019

Interest checking	$179,447	$178,854	$183,426	$183,388
Regular savings	217,004	196,340	137,323	137,503
Money market deposit accounts	183,076	186,842	242,081	233,317
Non-interest checking	279,564	299,062	284,939	284,854
Certificates of deposit	131,373	121,177	95,809	86,006
Total deposits	$990,464	$982,275	$943,578	$925,068

RVSB Reports Third Quarter Fiscal 2020 Results
January 23, 2020

COMPOSITION OF COMMERCIAL AND CONSTRUCTION LOANS

		Other		Commercial
	Commercial	Real Estate	Real Estate	& Construction
	Business	Mortgage	Construction	Total
December 31, 2019	(Dollars in thousands)
Commercial business	$165,526	$-	$-	$165,526
Commercial construction	-	-	79,034	79,034
Office buildings	-	109,517	-	109,517
Warehouse/industrial	-	99,167	-	99,167
Retail/shopping centers/strip malls	-	67,874	-	67,874
Assisted living facilities	-	1,075	-	1,075
Single purpose facilities	-	192,530	-	192,530
Land	-	15,163	-	15,163
Multi-family	-	57,792	-	57,792
One-to-four family construction	-	-	9,838	9,838
Total	$165,526	$543,118	$88,872	$797,516

March 31, 2019
Commercial business	$162,796	$-	$-	$162,796
Commercial construction	-	-	70,533	70,533
Office buildings	-	118,722	-	118,722
Warehouse/industrial	-	91,787	-	91,787
Retail/shopping centers/strip malls	-	64,934	-	64,934
Assisted living facilities	-	2,740	-	2,740
Single purpose facilities	-	183,249	-	183,249
Land	-	17,027	-	17,027
Multi-family	-	51,570	-	51,570
One-to-four family construction	-	-	20,349	20,349
Total	$162,796	$530,029	$90,882	$783,707

LOAN MIX	Dec. 31, 2019	Sept. 30, 2019	Dec. 31, 2018	March 31, 2019
Commercial and construction
Commercial business	$165,526	$167,782	$154,360	$162,796
Other real estate mortgage	543,118	541,715	541,797	530,029
Real estate construction	88,872	83,174	76,518	90,882
Total commercial and construction	797,516	792,671	772,675	783,707
Consumer
Real estate one-to-four family	83,978	82,578	86,240	84,053
Other installment	5,039	6,067	9,721	8,356
Total consumer	89,017	88,645	95,961	92,409

Total loans	886,533	881,316	868,636	876,116

Less:
Allowance for loan losses	11,433	11,436	11,502	11,457
Loans receivable, net	$875,100	$869,880	$857,134	$864,659

RVSB Reports Third Quarter Fiscal 2020 Results
January 23, 2020

DETAIL OF NON-PERFORMING ASSETS

	Other	Southwest
	Oregon	Washington	Other	Total
December 31, 2019

Commercial business	$-	$299	$-	$299
Commercial real estate	851	168	-	1,019
Consumer	-	179	20	199

Total non-performing assets	$851	$646	$20	$1,517

DETAIL OF LAND DEVELOPMENT AND SPECULATIVE CONSTRUCTION LOANS

	Northwest	Other	Southwest
	Oregon	Oregon	Washington	Total
December 31, 2019	(dollars in thousands)

Land development	$2,175	$1,852	$11,136	$15,163
Speculative construction	278	-	9,496	9,774

Total land development and speculative construction	$2,453	$1,852	$20,632	$24,937

RVSB Reports Third Quarter Fiscal 2020 Results
January 23, 2020

	At or for the three months ended			At or for the nine months ended
SELECTED OPERATING DATA	Dec. 31, 2019	Sept. 30, 2019	Dec. 31, 2018	Dec. 31, 2019	Dec. 31, 2018

Efficiency ratio (4)	63.10%	60.47%	60.87%	62.16%	61.30%
Coverage ratio (6)	124.26%	130.17%	133.28%	126.37%	131.58%
Return on average assets (1)	1.40%	1.55%	1.53%	1.47%	1.52%
Return on average equity (1)	11.24%	12.68%	13.90%	12.08%	14.17%
Return on average tangible equity (1) (non-GAAP)	13.89%	15.79%	17.91%	15.05%	18.40%

NET INTEREST SPREAD
Yield on loans	5.30%	5.32%	5.19%	5.30%	5.28%
Yield on investment securities	2.21%	2.15%	2.38%	2.15%	2.32%
Total yield on interest-earning assets	4.70%	4.80%	4.65%	4.74%	4.66%

Cost of interest-bearing deposits	0.54%	0.40%	0.14%	0.39%	0.15%
Cost of FHLB advances and other borrowings	4.55%	3.72%	4.35%	3.71%	4.49%
Total cost of interest-bearing liabilities	0.70%	0.65%	0.37%	0.65%	0.35%

Spread (7)	4.00%	4.15%	4.28%	4.09%	4.31%
Net interest margin	4.23%	4.36%	4.41%	4.31%	4.42%

PER SHARE DATA
Basic earnings per share (2)	$0.18	$0.20	$0.19	$0.57	$0.58
Diluted earnings per share (3)	0.18	0.20	0.19	0.57	0.58
Book value per share (5)	6.41	6.29	5.67	6.41	5.67
Tangible book value per share (5) (non-GAAP)	5.18	5.06	4.43	5.18	4.43
Market price per share:
High for the period	$8.45	$8.55	$8.75	$8.55	$9.91
Low for the period	6.94	6.87	7.03	6.87	7.03
Close for period end	8.21	7.38	7.28	8.21	7.28
Cash dividends declared per share	0.0500	0.0450	0.0400	0.1400	0.1100

Average number of shares outstanding:
Basic (2)	22,665,712	22,643,103	22,598,712	22,642,883	22,582,956
Diluted (3)	22,718,255	22,702,696	22,663,919	22,701,415	22,658,153

(1)	Amounts for the quarterly periods are annualized.
(2)	Amounts exclude ESOP shares not committed to be released.
(3)	Amounts exclude ESOP shares not committed to be released and include common stock equivalents.
(4)	Non-interest expense divided by net interest income and non-interest income.
(5)	Amounts calculated based on shareholders’ equity and include ESOP shares not committed to be released.
(6)	Net interest income divided by non-interest expense.
(7)	Yield on interest-earning assets less cost of funds on interest-bearing liabilities.